DATE:	May 23, 2007

TO:	All Media

FROM:	Standard Management
10689 N. Pennsylvania Street
Indianapolis, Indiana 46280

CONTACT:	Investor Relations
Phone: 317.574.6224

Standard Management Reports First Quarter 2007 Results

(Indianapolis, Indiana) Standard Management Corporation (“Standard Management” or the “Company”) (OTC: SMAN, SMANP), an Indianapolis-based company, provides through Universal Healthcare Company, LLC (“Universal” or “UHCC”) pharmaceuticals to long-term care and infusion therapy patients, today reported a net loss from continuing operations for the three months ended March 31, 2007 of $0.12 per diluted share, or $2.627 million; an improvement of 20% over first quarter 2006.

Continuing Operations:

Net revenues

Quarterly analysis:

•

Sales for the first quarter of 2007 increased $.3 million or 12% to $2.4 million compared to the first quarter of 2006 due to increased volume.

Gross profit

•

Gross profit for the first quarter of 2007 increased by $.2 million or 15% to $.7 million compared to the first quarter of 2006, primarily due to increased sales volume.

Depreciation and amortization

•

Depreciation and amortization was $.1 million and $.2 million in the first quarters of 2007 and 2006, respectively.  The decrease was due to the sale of furniture and equipment.

Selling, general and administrative expenses

•

Selling, general and administrative expenses for the first quarter of 2007 decreased by $.8 million or 28% to $2.0 million compared to the first quarter of 2006, primarily due to a $.4 million decrease in professional fees, a $.1 million decrease in compensation expense (a $.3 million decrease in salaries partially offset by a $.2 million increase in stock option expense), a $.2 million general corporate overhead decrease, and $.1 million in decreased operating expenses at Precision Healthcare.

Other income

•

Other income for the first quarter of 2007 of $.1 million is rental income from leasing space at the Company’s corporate headquarters.  Other income for the first quarter of 2006 of $.2 million is primarily due to the dividends received from preferred stock the Company owned through 2006, as well as rental income from leasing space at the Company’s corporate headquarters.

Interest expense

•

Interest expense for the first quarter of 2007 decreased by $.2 million or 16% to $.8 million compared to the first quarter of 2006, primarily due to the exchange of certain debt into equity in June 2006.

Federal income tax expense

•

Provision for federal income tax remained zero due to a 100% valuation allowance on the net losses in the first  quarters of 2007 and 2006.

Discontinued Operations:

•

Net loss from discontinued operations for the first quarter of 2007 was $.3 million compared to net loss of $1.1 million for the first quarter of 2006.  The reduction was primarily due to the cessation of operations of a base of business during 2006.

Earnings:

For the quarters ended March 31, 2007 and 2006, net loss from continuing operations was  $2.6 million or $0.12 per diluted share and a loss of $3.2 million or $0.35 loss per diluted share, respectively.

Chairman’s Comments:

Ronald D. Hunter, Chairman, President and Chief Executive Officer stated, “By remaining committed to the transformation of Standard Management through the development of Universal Healthcare Company, LLC, we have attracted properly priced capital and are scheduled to close on our previously announced acquisition of In-House Pharmacies, Inc. d/b/a Community Medical Pharmacy in San Diego, California.

Mr. Hunter commented, “With a robust pipeline complimented by available capital, management is confident that long-term shareholder value will be accessible in the pharmaceutical sector of healthcare.”

This press release contains “forward-looking statements” within the meaning of section 27 A of the Securities Act of 1933.  The use of the words “believe,” “expect,” “anticipate,” “intend,” “may,” “estimate,” “could,” “plans,” and other similar expressions, or the negations thereof, generally identify forward-looking statements.  Forward-looking statements in this press release include, without limitation, the ability of the Company to address the factors sighted by our independent auditors as a basis for their qualified audit opinion, the performance and growth of our business, potential future acquisitions, and their impact on the Company’s  performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which could cause actual results to be materially different from those contemplated by the forward-looking statements.  Such factors include, but are not limited to the ability of our management team to successfully operate a health services business with limited experience in that industry; our ability to expand our health services business both organically and through acquisitions, including our ability to identify suitable acquisition candidates, acquire them at favorable prices and successfully integrate them into our business; general economic conditions and other factors, including prevailing interest rate levels and stock market performance, which may affect our ability to obtain the proposed capital and additional capital when needed and on favorable terms; customer response to new products, distribution channels and marketing initiatives; and increasing competition in the sale of our products.

We caution you that, while forward-looking statements reflect our good faith beliefs, these statements are not guarantees of future performance.  In addition, we disclaim any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Standard Management is a holding company headquartered in Indianapolis, IN. Information about the Company can be obtained by calling the Investor Relations Department at 317.574.6224 or via the Internet at www.SMAN.com.

STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited, dollars in thousands)

	March 31 2007	December 31 2006
ASSETS

Current assets:
Cash and cash equivalents	$ 403	$ 565
Accounts Receivable, net	928	1,004
Inventories	787	750
Prepaid and other current assets	464	535
Assets of discontinued operations	317	948
Total current assets	2,899	3,802

Property and equipment, net	7,963	8,037
Assets held for sale	927	931
Deferred financing fees, net	1,442	1,263
Officer and other notes receivable, less current portion	776	776
Intangible assets, net	285	304
Goodwill	2,078	2,078
Other noncurrent assets	1,341	1,302
Total assets	$ 17,711 ===========	$ 18,493 ===========

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current Liabilities:	$ 1,567	$ 1,720
Accounts payable	2,876	2,101
Accrued expenses	6,049	4,306
Current portion of long-term debt	1,031	1,471
Liabilities of discontinued operations	$ 11,523	$ 9,598
Total current liabilities

Long-term debt, less current portion	20,147	22,809
Common stock warrants	486	87
Other long-term liabilities	1,073	1,070
Total liabilities	33,229	33,564

Shareholders' deficit:

Common stock, no par value, and additional paid in capital, 200,000,000 shares
Authorized and 40,861,367 shares and 19,011,367 shares issued
In 2007 and 2006, respectively	73,223	70,785
Retained deficit	(78,118)	(75,214)
Treasury stock, at cost, 2,840,173 shares	(10,829)	(10,829)
Accumulated other comprehensive income	206	187
Total shareholders' deficit	(15,518)	(15,071)

STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited dollars in thousands, except per share amounts)

	Three Months Ended March 31
	2007	2006

Net revenues	$ 2,373	$ 2,114
Cost of sales	1,686	1,517
Gross profit	687	597

Selling general and administrative expenses	2,004	2,843
Impacts related to value of warrants and derivitives	569	(63)
Depreciation and amortization	64	181

Operating loss	(1,950)	(2,427)

Other income, net	101	215

Interest expense	778	981

Loss from continuing operations before income taxes	(2,627)	(3,193)

Income tax expense (benefit)	-	-

Net loss from continuing operations	(2627)	(3,193)

Loss from discontinued operations	(277)	(1,129)
Net loss	$ (2,904) ==========	$ (4,322) =========

Loss per share – basic and diluted
Loss from continuing operations	$ (0.12)	$ (0.35)
Loss from discontinued operations	(0.01)	(0.13)
Net loss	$ (0.13) ===========	$ (0.48) ==========

Weighted average shares outstanding	21,662,861 ==========	9,095,208 =========

STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES

RECONCILIATION STATEMENT AND DEFINITIONS

Non-GAAP Basis

(unaudited, dollars in thousands)

	Three Months Ended March 31
	2006	2005
Earnings before interest, income taxes
depreciation and amortization
("EBITDA")
Operating income (loss)	$ (1,950)	$ (2,427)
Other income, net	101	215
Depreciation and amortization	64	181
Impacts related to value of warrants and derivities	569	(63)

EBITDA	$ (1,216)	$ (2,094)

Footnotes to Financial Information:

Definitions:

             GAAP:   Amounts that conform with U.S. Generally Accepted Accounting Principles.

             Non-GAAP:  Amounts that do not conform with U.S. GAAP.

Note 1:  Standard Management believes that the readers’ understanding of our performance is enhanced by the Company’s disclosure of certain Non-GAAP financial measures as presented in this document. The Company’s management believes that the adjusted results provide some additional focus on the ongoing operations of the Company. Standard Management’s method and calculation of these measures may be different than those used by other companies and, therefore, they may not be comparable.

Note 2:  EBITDA shown in these financial presentations is earnings before interest expense, other income, income taxes, depreciation and amortization. Standard Management believes that certain readers find EBITDA to be a method for measuring a company’s ability to service its debt, which is the primary reason that Standard Management uses this financial measure. EBITDA does not represent cash flows from operating activities as defined by GAAP and should not be used as a measure of liquidity. Standard Management’s calculation of EBITDA may be different from other companies.